Exhibit 99.1


         Contango Reports First Quarter Earnings and Updates Operations

    HOUSTON--(BUSINESS WIRE)--Nov. 14, 2005--Contango Oil & Gas Company (AMEX:MCF) reported net income attributable to common stock for the three months ended September 30, 2005 of $0.1 million, or $0.01 per basic and diluted share, compared to net income attributable to common stock for the three months ended September 30, 2004 of $1.4 million, or $0.11 per basic and diluted share. Natural gas and oil sales from continuing and discontinued operations for the three months ended September 30, 2005 were $1.2 million, down from $6.7 million for the three months ended September 30, 2004. The decrease in revenue was primarily the result of the sale of our south Texas natural gas and oil interests completed in December 2004. The $1.2 million of revenue for the current quarter reflects primarily production from new reserves and production from south Texas properties not included in the sale. EBITDAX was $0.7 million for the three months ended September 30, 2005, down from EBITDAX for the three months ended September 30, 2004 of $5.0 million.
    Kenneth R. Peak, Contango's Chairman and Chief Executive Officer, said, "We are continuing to focus on developing our Fayetteville Shale play in Arkansas, as well as our two offshore prospects, Eugene Island 10 ("Dutch") and Grand Isle 72 ("Liberty") where we will operate through our wholly-owned subsidiary, Contango Operators, Inc. ("COI"). We plan to begin drilling both of our offshore prospects before calendar year-end. Both prospects will be drilled under turn-key drilling contracts."
    Mr. Peak continued, "In the Fayetteville Shale, we and our partners have now acquired or received commitments on approximately 37,000 acres and will eventually acquire at least 40,000 acres. We have now identified a number of drillable prospects and plan to begin a program of drilling six horizontal wells by mid-year 2006."
    "We recently drilled our first Smackover exploratory well in Alabama, the Alta Blackstone 10-4. The well is in the process of being completed and we expect the well to begin production by late November at a rate of 500 barrels of oil per day. We have identified and plan to drill two additional exploratory Smackover wells by the end of the first calendar quarter of 2006."
    "Our production platform at Ship Shoal 358 and the pipeline to shore at Eugene Island-113B sustained damage during Hurricane Rita and are in the process of being repaired. We are not responsible for the capital costs required to repair the platforms, pipelines, or other facilities related to these wells and are not materially impacted by the temporary loss of production from these two wells. Both of these wells, together with an earlier discovery at Eugene Island 76, are expected to begin production in the first calendar quarter of 2006."
    As of November 11, 2005 we have approximately $25 million in cash, cash equivalents, and short term investments and no debt. The Company currently has production of approximately 1.8 million cubic feet equivalent per day ("MMcfe/d") of natural gas. Once the repairs to our non-operated offshore facilities are completed and our Eugene Island 76 and Alta Blackstone 10-4 wells begin producing, we anticipate that our first calendar quarter production will increase to approximately
3.5 to 4.0 MMcfe/d."


              CONTANGO OIL & GAS COMPANY AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Unaudited)

                                                  Three Months Ended
                                                    September 30,
                                               -----------------------
                                                  2005        2004
                                               ----------- -----------
 REVENUES:
   Natural gas and oil sales                   $1,186,865    $579,613
                                               ----------- -----------
     Total revenues                             1,186,865     579,613
                                               ----------- -----------
 EXPENSES:
   Operating expenses                             164,380      43,849
   Exploration expenses                           339,438     788,067
   Depreciation, depletion and amortization       277,084     160,284
   Impairment of natural gas and oil
    properties                                          -     112,000
   General and administrative expense             922,263     812,473
                                               ----------- -----------
     Total expenses                             1,703,165   1,916,673
                                               ----------- -----------

 LOSS FROM CONTINUING OPERATIONS BEFORE
   OTHER INCOME AND INCOME TAXES                 (516,300) (1,337,060)

 OTHER INCOME (EXPENSE):
 Interest expense                                     (96)    (48,976)
 Interest income                                  209,053      17,853
 Gain (loss) on sale of assets and other          209,522     (40,506)
                                               ----------- -----------
 LOSS FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES                            (97,821) (1,408,689)
 Benefit for income taxes                          48,854     491,686
                                               ----------- -----------

 LOSS FROM CONTINUING OPERATIONS                  (48,967)   (917,003)
                                               ----------- -----------
 DISCONTINUED OPERATIONS
     Discontinued operations, net of income
      taxes                                       260,268   2,399,903
                                               ----------- -----------

 NET INCOME                                       211,301   1,482,900
 Preferred stock dividends                        151,000     105,000
                                               ----------- -----------
 NET INCOME ATTRIBUTABLE TO COMMON STOCK          $60,301  $1,377,900
                                               =========== ===========

 NET INCOME (LOSS) PER SHARE:
   Basic
      Continuing operations                        $(0.01)     $(0.08)
      Discontinued operations                        0.02        0.19
                                               ----------- -----------
      Total                                         $0.01       $0.11
                                               =========== ===========
   Diluted
      Continuing operations                        $(0.01)     $(0.08)
      Discontinued operations                        0.02        0.19
                                               ----------- -----------
      Total                                         $0.01       $0.11
                                               =========== ===========

 WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
   Basic                                       14,444,504  12,867,906
                                               =========== ===========
   Diluted                                     14,444,504  12,867,906
                                               =========== ===========

The summarized financial results for discontinued operations for each of the periods ended September 30, are as follows:


 Operating Results:                            Three Months Ended
                                                  September 30,
                                          ----------------------------
                                             2005             2004
                                          -----------      -----------
 Revenues                                     $3,685       $6,092,629
 Operating (expenses) credits                373,130  (a)    (808,013)
 Depreciation expenses                             -       (1,569,619)
 Exploration expenses                              -          (22,838)
 Gain on sale of discontinued operations      23,598                -
                                          -----------      -----------
     Gain before income taxes               $400,413       $3,692,159
 Provision for income taxes                 (140,145)      (1,292,256)
                                          -----------      -----------
 Gain from discontinued operations, net of
  income taxes                              $260,268       $2,399,903
                                          ===========      ===========
(a) credit due to severance tax refunds


Production, Prices, Operating Expenses, and Other

                                                 Three Months Ended
                                                   September 30,
                                             -------------------------
                                                2005         2004
                                             ------------ ------------
                                              (Dollar amounts in 000s,
 Production Data:                             except per Mcfe amounts)
 Natural gas (million cubic feet)                     91          979
 Oil and condensate (thousand barrels)                 6           19
 Total (million cubic feet equivalent)               127        1,093

 Natural gas (thousand cubic feet per day)           984       10,641
 Oil and condensate (barrels per day)                 66          207
 Total (thousand cubic feet equivalent per
  day)                                             1,380       11,883

 Average sales price:
   Natural gas (per thousand cubic feet)           $8.86        $5.98
   Oil and condensate (per barrel)                $63.61       $42.27

 Selected data per Mcfe:
   Production and severance taxes                 $(2.42)      $(0.02)
   Lease operating expenses                        $0.78        $0.80
   General and administrative expenses             $7.25        $0.74
   Depreciation, depletion and amortization
    of natural gas and oil properties              $2.07        $1.55

 EBITDAX (1)                                        $734       $4,967


(1) EBITDAX represents earnings before interest, income taxes, depreciation, depletion and amortization, impairment expenses, exploration expenses, including gain (loss) from hedging activities, and sale of assets and other. We have reported EBITDAX because we believe EBITDAX is a measure commonly reported and widely used by investors as an indicator of a company's operating performance and ability to incur and service debt. We believe EBITDAX assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion and amortization, impairment of natural gas and oil properties and exploration expenses, which can vary significantly depending upon accounting methods. EBITDAX is not a calculation based on U.S. generally accepted accounting principles and should not be considered an alternative to net income (loss) in measuring our performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions and other sources and uses of cash, which are disclosed in our statements of cash flows. Investors should carefully consider the specific items included in our computation of EBITDAX. While we have disclosed our EBITDAX to permit a more complete comparative analysis of our operating performance and debt servicing ability relative to other companies, investors should be cautioned that EBITDAX as reported by us may not be comparable in all instances to EBITDAX as reported by other companies. EBITDAX amounts may not be fully available for management's discretionary use, due to requirements to conserve funds for capital expenditures, debt service, preferred stock dividends and other commitments.

A reconciliation of EBITDAX to loss from operations and operating results for discontinued operations for the periods indicated is presented below.

                                                 Three Months Ended
                                                   September 30,
                                             -------------------------
 Reconciliation of EBITDAX:                      2005         2004
                                             ------------ ------------
                                              (Dollar amounts in 000s)
 (Loss) from continuing operations                 $(516)     $(1,337)
 Exploration expenses                                339          788
 Depreciation, depletion and amortization            277          160
 Impairment of natural gas and oil
  properties                                           -          112
 Gain (loss) on sale of assets and other             210          (41)
                                             ------------ ------------
    EBITDAX from continuing operations               310         (318)
 Income from discontinued operations before
  taxes                                              400        3,692
 Exploration expenses                                  -           23
 Depreciation, depletion and amortization              -        1,570
 Gain on sale of assets and other                     24            -
                                             ------------ ------------
    EBITDAX                                         $734       $4,967
                                             ============ ============



    Contango is a Houston-based, independent natural gas and oil company. The Company's core business is to explore, develop, produce and acquire natural gas and oil properties primarily offshore in the Gulf of Mexico and onshore along the Gulf Coast. As a recent addition to our business, we now operate certain offshore prospects through our wholly-owned subsidiary, Contango Operators, Inc. ("COI"). The Company also owns a 10% interest in a limited partnership formed to develop an LNG receiving terminal in Freeport, Texas, and holds investments in companies involved in the alternative energy venture capital market with a focus on environmentally preferred energy technologies. Additional information can be found on our web page at www.contango.com.
    This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially from Contango's expectations. The statements reflect Contango's current views with respect to future events that involve risks and uncertainties, including those related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in Contango's publicly available reports filed with the Securities and Exchange Commission.


    CONTACT: Contango Oil & Gas Company, Houston
             Kenneth R. Peak, 713-960-1901
             www.contango.com